[ADVO, INC. LETTERHEAD]


                           ADVO ANNOUNCES COMPLETION OF

                                 CREDIT AGREEMENT


         Windsor, CT - March 5, 1996 - ADVO, Inc. (NYSE:AD) announced on March 4, 1996, the Company entered into a Credit Agreement with a syndicate of lenders led by the Chase Manhattan Bank (National Bank) as Administrative Agent. The Credit Agreement provides for total credit facilities of $250 million, consist-ing of a $95 million reducing revolving credit line, and $155 million in term loans. Due to an oversubscription to the loan among participating banks, the amount covered by the credit agreement increased from the $220 million originally contem-plated by the term sheet to the current amount.

         On March 4, 1996, the Company received a $195 million extension of credit pursuant to the Credit Agreement which was used to fund a portion of the Special Dividend of $10 per share de-clared on January 17, 1996. On March 5, 1996, the Company mailed the Special Dividend to its shareholders of record on February 20, 1996. The payment of the Special Dividend resulted in the distribution of approximately $239 million in cash to the Company's shareholders.

         ADVO is the nation's largest full-service direct marketing ser-vices company with annual revenues in excess of $1 billion. ADVO specializes in shared and solo direct mail services, to provide customized Microtargeting (Registered) solutions for its clients' needs. The Company's Mailbox Values (Registered) branded shared mail program is distributed nationally to over 61 million households weekly. ADVO also offers limited trans-portation services. It has 20 production facilities and 70 sales offices nationwide. ADVO's corporate headquarters are located at One Univac Lane, Windsor, CT 06095.



         Contact:

         David M. Stigler              Lowell W. Robinson
         Senior Vice President         Executive Vice President &
         ADVO, Inc.                      Chief Financial Officer
         (860) 285-6120                ADVO, Inc.
                                       (860) 285-6101